EXHIBIT 99.1
News Release
Contacts:
Integra LifeSciences Holdings Corporation

John B. Henneman, III	John Bostjancic
Executive Vice President	Vice President, Corporate Development
Chief Administrative Officer	and Investor Relations
(609) 936-2481	(609) 936-2239
jhenneman@Integra-LS.com	jbostjancic@Integra-LS.com

IsoTis, Inc.

Rob Morocco	Hans Herklots
Executive Vice President	Director Investor Relations
Chief Financial Officer	(949) 855-7195 (US callers)
(949) 855-7155	+41 (21) 620-6011
rob.morocco@isotis.com	hans.herklots@isotis.com
Integra LifeSciences and IsoTis to Combine
Creating a Global Leader in Orthobiologics
Plainsboro, New Jersey and Irvine, California / August 7, 2007/ — Integra LifeSciences Holdings Corporation (NASDAQ: IART) (“Integra”) and IsoTis, Inc. (NASDAQ: ISOT) (“IsoTis”) announced today a definitive agreement whereby Integra would acquire IsoTis in an all cash transaction. This strategic combination, unanimously approved by the Board of Directors of IsoTis, will create a global leader in regenerative medicine. The transaction is expected to be completed in the fourth calendar quarter of 2007. The transaction offers a number of potential strategic benefits to Integra:
•	Combination creates comprehensive orthobiologics portfolio

•	Combined company to have one of the largest sales organizations focused on orthobiologics in the United States

•	Extensive channel coverage in neurosurgery, spine and extremity reconstruction markets expected to drive cross-selling opportunities and enhanced revenue growth
Upon closing, IsoTis, Inc. will become a wholly-owned subsidiary of Integra. Integra will be one of the largest companies in the world focused on advanced technology in orthobiologics and will have a product portfolio that encompasses some of the largest and most trusted orthobiologic brands, such as INTEGRA® Dermal Regeneration Template, DuraGen® Dural Graft Matrix, Integra Mozaik™ Osteoconductive Scaffold, NeuraGen® Nerve Guide and the Accell family of demineralized bone matrix products, DynaGraft®II and OrthoBlast® II. The combined company will have operations in North America and Europe with more than 2,000 employees, including approximately 300 sales and service professionals and over 500 employees in Europe.
Under the terms of the merger agreement, IsoTis shareholders will receive $7.25 in cash for each share of IsoTis common stock they own, which represents total consideration of approximately $51 million, plus debt to be repaid at closing.

“This combination brings together two well-respected industry leaders in the regenerative medicine marketplace,” said Stuart Essig, Integra’s Chief Executive Officer. “Both Integra and IsoTis provide some of the most advanced technology addressing surgeons’ needs. By combining our companies’ complementary, best-in-class products and technologies, we expect to drive enhanced revenue growth and value creation. Integra has a track record of successfully executing on and integrating strategic transactions and we expect to realize the benefits of this combination in both our top line growth and earnings per share over the long term.”
Pieter Wolters, IsoTis’ President and Chief Executive Officer, said, “ We believe this transaction enables both IsoTis and Integra to reach our shared goal of improving patient outcomes in an innovative, cost-effective manner. We are very excited about the benefits this combination of industry leaders will provide to shareholders, employees, business partners, physicians and patients.”
Benefits of the Combination
Comprehensive orthobiologic product portfolio using best-in-class technology. Both Integra’s and IsoTis’ products are recognized as best-in-class. The combined company will be uniquely positioned to offer a comprehensive orthobiologic product portfolio.
Extensive channel coverage. The merged company will have one of the largest sales and service organizations focused on orthobiologics in the United States. IsoTis distributes its products through a network of independent distributor agents in the United States, which Integra intends to build upon, a network of international stocking distributors, and private label partners. Integra has direct sales organizations focused on neurosurgery, extremity reconstruction, spinal surgery and general surgery, with over 250 direct sales reps in the United States and over 50 sales professionals in Europe. Integra intends to integrate IsoTis’ domestic and international sales and marketing organization and its global network of independent orthopedics distributors into its own sales efforts and leverage this expanded distribution.
Cross-selling opportunities. By leveraging the combined company’s product offering and broader channel coverage, Integra and IsoTis expect to drive cross-selling opportunities across the organization, increasing penetration of key customer segments such as neurosurgery, spine, extremity, trauma and reconstructive surgery. These initiatives are expected to enhance revenue growth over the long term.
Expanded international presence. The merged company will benefit from a broader global platform with direct selling organizations in North America and Europe. Today, approximately 25 percent of Integra’s and IsoTis’ combined revenues are generated internationally. The companies expect to increase growth in international revenues by capitalizing on the increased scope and scale created by this transaction, which will include an international direct sales and service team of over 75 associates and 200 distribution partners selling in over 100 countries.
Cost savings. Excluding transaction related costs and charges, the combined organization is expected to generate recurring cost savings from enhanced efficiency in manufacturing, purchasing, administrative, research and sales and marketing efforts.
Integra Guidance for 2008
The companies expect to initiate programs that are expected to enhance revenue growth in the long term. Concurrent with the signing of the merger agreement, the companies have announced a strategic alliance whereby Integra will sell on a private label basis IsoTis’ DynaGraft® II and OrthoBlast® II demineralized bone matrix products through its Integra NeuroSciences and Integra Extremity Reconstruction direct sales organizations in the United States.
IsoTis has recently announced its intention to wind down its European operations. This process has begun and IsoTis expects to achieve pre-tax savings of approximately $3-$5 million per year from these actions. After elimination of its European entities and facilities, IsoTis will maintain research and manufacturing operations at a single site in Irvine, California.
“While the transaction will be dilutive to reported earnings for several quarters as we restructure the business, we expect the restructuring activities surrounding the IsoTis acquisition to generate projected pre-tax cost savings of approximately $9 to $11 million per year for 2008 and beyond, as compared to IsoTis’ historical 2006 results.” said Stuart M. Essig, Integra’s President and Chief Executive Officer. “Substantial savings will come from the reduction of public company costs, duplicative board and executive management costs, redundant insurance costs, and reduced advisory, legal and accounting fees. Additionally, by the end of 2008, Integra expects to complete the integration of IsoTis’, marketing, product development, administrative and logistics functions into Integra’s existing infrastructure and generate additional cost savings.”
Integra expects to incur pre-tax charges related to these activities of approximately $3 to $5 million. These charges are expected to be incurred during the fourth quarter of 2007 and the first half of 2008, depending upon the actual closing date of the transaction.
Upon the closing of the transaction, Integra will provide more detailed guidance regarding the financial aspects of the transaction and its expected impact on Integra’s future financial results.
Timing and Approvals
The transaction is subject to approval of IsoTis’ shareholders, as well as other closing conditions and approvals. The transaction is expected to close in the fourth calendar quarter of 2007.
Advisors
In connection with the transaction, Thomas Weisel Partners is acting as exclusive financial advisor to IsoTis, and provided a fairness opinion to the IsoTis Board of Directors. Latham & Watkins LLP is legal counsel for IsoTis. Willkie Farr & Gallagher LLP is legal counsel for Integra.
Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Our products are used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery to treat millions of patients every year. Integra’s headquarters are in Plainsboro, New Jersey, and we have research and manufacturing facilities throughout the world. Please visit our website at (http://www.Integra-LS.com).
IsoTis is an orthobiologics company that develops, manufactures and markets proprietary products for the treatment of musculoskeletal diseases and disorders. IsoTis’ current orthobiologics products are bone graft substitutes that promote the regeneration of bone and are used to repair natural, trauma-related and surgically-created defects common in orthopedic procedures, including spinal fusions. IsoTis’ current commercial business is highlighted by its Accell line of products, which IsoTis believes represents the next generation in bone graft substitution. For more information about IsoTis, Inc., please visit (http://www.IsoTis.com)
Integra shareholders: This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the closing of this transaction and expectations for this newly acquired business and the expected impact of this acquisition on Integra’s future financial results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra’s ability to successfully close this transaction on the terms contemplated and integrate IsoTis’ operations into its operations could affect the impact of this acquisition on Integra’s future financial results. In addition, the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in section IA of Integra’s Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.
IsoTis shareholders: Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for, among other things, future operations, strategies, prospects, performance and financial condition and IsoTis’ proposed acquisition by Integra. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “may,” “will,” “might,” “could,” “would,” “continues,” “estimates,” “intends,” “pursues,” “projects,” “goals,” “targets” or the negative or other variations thereof and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations and projections of the management of IsoTis only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis. Actual results could differ materially from current expectations and projections due to a number of factors and uncertainties affecting IsoTis’ business, including, but not limited to the following factors as well as other factors described from time to time in IsoTis’ reports filed with the SEC: the effects of economic, credit and capital market conditions on the economy in general and on medical device and health care companies in particular; IsoTis’ need to raise additional capital to continue operations; a competitive sales and marketing environment; the timely commencement and success of IsoTis’ clinical trials and research endeavors; delays in receiving U.S. Food and Drug Administration or other regulatory approvals (i.e., EMEA, CE), including the risk that the FDA determines that IsoTis’ Accell Putty and Accell TBM products are not human tissue or class II medical devices, that IsoTis is unable to obtain 510(k) clearance for its Accell products, that the FDA requires IsoTis to obtain premarket approval of its Accell products prior to continuing their marketing, that the FDA requires IsoTis to produce additional clinical data to support approval or clearance of its products, and that the FDA imposes compliance measures against IsoTis for the marketing of its Accell products, including imposing fines and injunctions or causing IsoTis to recall its Accell products; market acceptance of IsoTis’ products; the effectiveness of IsoTis’ distribution channels; the development of competing therapies and/or technologies; the terms of any future strategic alliances; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; and the inability to obtain, or meet, conditions imposed for required governmental and regulatory approvals and consents. IsoTis expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. For a more detailed description of the risk factors and uncertainties affecting IsoTis, refer to the Annual Report on Form 20-F for the fiscal year ended December 31, 2006 of IsoTis S.A. (the predecessor to IsoTis, Inc.), and IsoTis S.A.’s other reports filed with the SEC, IsoTis S.A.’s reports filed from time to time with the Swiss Stock Exchange (SWX), Euronext Amsterdam N.V., SEDAR at www.sedar.com and the Toronto Stock Exchange (TSX) and the quarterly report on Form 10-Q for the quarter ended March 31, 2007 and other reports filed with the SEC from time to time by IsoTis. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. IsoTis undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Important Information for Investors and Stockholders
IsoTis will file a proxy statement and other relevant materials with the SEC in connection with the proposed merger. IsoTis urges IsoTis stockholders to read the proxy statement when it becomes available and any other relevant documents filed by IsoTis with the SEC because they will contain important information.
Investors and stockholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. Documents filed with the SEC by IsoTis will be available free of charge on the investor relations portion of the IsoTis website at www.IsoTis.com.

Participants in the Solicitation
IsoTis, and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IsoTis’ stockholders in connection with the merger. The names of IsoTis’ directors and executive officers and a description of their interests in IsoTis are set forth in IsoTis S.A.’s Annual Report on Form 20-F, which was filed with the SEC on May 11, 2007. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of IsoTis’ directors and executive officers in the merger by reading the definitive proxy statement when it becomes available.
Source: Integra LifeSciences Holdings Corporation and IsoTis, Inc.